Morgan Stanley Institutional Fund, Inc. - Focus Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 5,501 shares
Percentage of Offering Purchased by Fund: 0.013
Percentage of Fund's Total Assets: 0.25
Brokers:  Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays , J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs

Securities Purchased:	Facebook Inc.
Purchase/Trade Date:	 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 43,930
Percentage of Offering Purchased by Fund: 0.010
Percentage of Fund's Total Assets: 6.78
Brokers:  Morgan Stanley, JP Morgan, Goldman, Sachs & Co.,
BofA Merrill Lynch, Barclays, Allen & Company LLC, Citigroup,
Credit Suisse, Deutsche Bank Securities, RBC Capital Markets,
Wells Fargo Securities
Purchased from:  JP Morgan